For Immediate Release                           For Further information Contact:
July 1, 1999                         Francis Kenney, Senior Vice President & CFO
                               Ipswich Bancshares, Inc. and Ipswich Savings Bank
                                             23 Market Street, Ipswich, MA 01938
                                                                  (978) 356-7777


                                  IPSWICHBANK

                                IPSWICHBANK AND
                            IPSWICH BANCSHARES, INC.
                            ANNOUNCE HOLDING COMPANY
                                EFFECTIVE TODAY


IPSWICH, MA, July 1, 1999 - (NASDAQ NMS: IPSW). Ipswich Savings Bank (d/b/a IpswichBank) and Ipswich Bancshares, Inc. announced today that Ipswich Bancshares, Inc. has become the bank holding company of Ipswich Savings Bank. The one-bank holding company formation was effected pursuant to the terms of a Plan of Reorganization and Acquisition, which was approved by the stockholders of the Bank at the Annual Meeting held on April 28, 1999.

Ipswich Bancshares, Inc. is a Massachusetts chartered corporation that was organized solely for the purpose of becoming the holding company for the Bank. Pursuant to the Plan of Reorganization, each share of common stock of the Bank has been automatically converted into one share of Ipswich Bancshares, Inc. common stock, and the Bank has become a wholly owned subsidiary of Ipswich Bancshares, Inc. The common stock of Ipswich Bancshares, Inc. has been substituted for the common stock of the Bank on the Nasdaq Stock Market, and will continue to trade under the symbol IPSW.

IpswichBank will continue to conduct business form the same locations and in the same manner as prior to the reorganization.